Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-90275, 333-90277 and 333-72734 on Form S-8 and Nos. 333-109737 and 333-117358 on Form S-3 of Plug Power Inc. of our report dated June 20, 2007 (which report expresses an unqualified opinion and includes a separate report titled “Comment by Independent Auditors on Canada – United States of America Reporting Differences” relating to changes in accounting principles as described in Note 13), related to the financial statements of Cellex Power Products, Inc. as at and for the year ended December 31, 2006 and period from commencement of operations on October 1, 1998 to December 31, 2006 appearing in this Current Report on Form 8-K/A of Plug Power Inc. dated June 20, 2007.

/s/ DELOITTE & TOUCHE LLP

Vancouver, Canada
June 20, 2007